EXHIBIT 1

CIBC Mellon Trust Company        [LOGO]

June 11, 2004

Alberta Securities Commission	Saskatchewan Financial Services Commission, Securities Division
The Manitoba Securities Commission	The Toronto Stock Exchange
Ontario Securities Commission	British Columbia Securities Commission
Autorité des marchés financiers

Dear Sirs:

RE: ABER DIAMOND CORPORATION

The following were sent by prepaid mail to those shareholders who requested material of the above-mentioned Company on June 11, 2004:

        ☒    Interim Report for the Three Months Ended April 30, 2004

The above disclosure document(s) are filed with you as agent for the Company in compliance with the regulations.

Yours very truly,
 CIBC MELLON TRUST COMPANY

(Signed) Jo-Anne Kidd
Senior Administrator, Client Services
Direct Dial: (416) 643-5578

320 Bay Street, P.O. Box 1 - Toronto, ON M5H 4A6 - Tel 416.643.5000 - www.cibcmellon.com

CIBC Mellon Trust Company is a licensed user of the CIBC and Mellon trademarks